Exhibit 4.18

EXECUTION VERSION	Privileged and Confidential

Group Separation Agreement
relating to the deconsolidation of Fresenius Medical Care AG & Co. KGaA from Fresenius SE & Co. KGaA

Dated 30 November 2023
FRESENIUS SE & CO. KGAA and FRESENIUS MEDICAL CARE AG & CO. KGAA

EXECUTION VERSION

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10.2	Limited liability	24
10.3	Time limitation	25

11	Affiliates, centralized loss and parent company guarantee	25

11.1	Affiliates	25
11.2	Centralized loss	26
11.3	Parent company guarantee	27

12	Miscellaneous	27

12.1	Whole Agreement	27
12.2	Variation	27
12.3	Publicity and public announcements	27
12.4	Further assurances	28
12.5	Assignment	28
12.6	Waiver	28
12.7	Notices	28
12.8	Invalidity	29
12.9	Counterparts	29
12.10	Independent contractor	29
12.11	Dispute Resolution	30
12.12	Governing law and arbitration	30

Schedule 1 Definitions and Interpretation		32

Schedule 2.1.1 Separation Activities		37

Schedule 2.1.3 Preliminary Handover Plan		38

Schedule 2.1.4 Form of Certificate of Performance		39

Schedule 2.1.5 Form of Certificate of Receipt		40

Schedule 2.2 Cost Allocation Principles Separation Activities and Handover Activities		41

Schedule 2.3.1 FSE Continued Shared Contracts		42

Schedule 2.3.2 FME Continued Shared Contracts		43

Schedule 2.3.3 Allocation Rules		44

Schedule 2.3.6 Discontinued Shared Contracts		49

Schedule 2.3.7 FSE Split Shared Contracts		50

Schedule 2.3.8 FME Split Shared Contracts		51

Schedule 2.4.1 Continued Tripartite Contracts		52

Schedule 2.4.5 Split Tripartite Contracts		53

Schedule 2.4.6 Terminated Tripartite Contracts		54

Schedule 2.5.1 Continued Intercompany Agreements		55

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This Group Separation Agreement (“Agreement”) is entered into by and between

(1)

Fresenius SE & Co. KGaA, a German partnership limited by shares (Kommanditgesellschaft auf Aktien) with registered office in Bad Homburg v. d. Höhe, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Bad Homburg v. d. Höhe, Germany, under registration number HRB 11852 (“FSE” and, together with its subsidiaries, but excluding FME Group (as defined below), “FSE Group”); and

(2)

Fresenius Medical Care AG & Co. KGaA (now: Fresenius Medical Care AG), with registered office in Hof (Saale), Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hof (Saale), Germany, under registration number HRB 4019 (now: HRB 6841) (“FME” and, together with its subsidiaries, “FME Group”).

FSE and FME are individually also referred to as a “Party” and jointly as the “Parties”.

Preamble

(A)

Upon conclusion of this Agreement, FSE holds approx. 32.2 per cent of the shares in FME and is at the same time the sole shareholder of Fresenius Medical Care Management AG, the general partner (persönlich haftende Gesellschafterin) of FME. As a consequence, FME is controlled by FSE within the meaning of sections 17, 18 para. 1 of the German Stock Corporation Act (Aktiengesetz) and the International Financial Reporting Standards (“IFRS”) 10 and forms part of a de facto group (faktischer Konzern) pursuant to sections 311 et seqq. of the German Stock Corporation Act (Aktiengesetz).

(B)

The competent bodies of FSE and FME decided to change FME’s legal form from a partnership limited by shares (Kommanditgesellschaft auf Aktien) to the legal form of a stock corporation under German law (Aktiengesellschaft) while preserving FME’s legal identity (identitätswahrender Formwechsel) pursuant to sections 190 et seqq, 238 et seqq. of the German Transformation Act (Umwandlungsgesetz) (the “Conversion”). The extraordinary general meeting of FME passed a resolution on the Conversion on 14 July 2023. The Conversion will come into effect on the date the Conversion is recorded in the commercial register (Handelsregister) of the local court (Amtsgericht) of Hof (Saale), Germany (“Conversion Effective Date”).

(C)

As a result of the Conversion, (i) FME Group will be deconsolidated from FSE and will no longer form part of a de facto group (faktischer Konzern) pursuant to sections 311 et seqq. of the German Stock Corporation Act (Aktiengesetz) with FSE and (ii) FSE will no longer control FME within the meaning of sections 17, 18 para. 1 German Stock Corporation Act (Aktiengesetz) and IFRS 10. Thus, two independent groups will be created on the Conversion Effective Date.

(D)

Following the Conversion, FSE will continue to be FME’s largest shareholder and the participation in FME will be the largest equity investment of FSE. Subject to the terms and conditions of pertaining agreements, FME Group will continue to use the name “Fresenius” for its own business purposes. With a view to fostering the relationship between FSE Group and FME Group and in accordance with the purpose of foundation of Else Kröner-Fresenius Foundation and the legal obligations of the Management Board of Fresenius Management SE, the Parties will collaborate amicably and openly and, subject to and in accordance with the terms and conditions of this Agreement, proactively exchange information that is of a legitimate interest for the other Party in the light of the continued participation of FSE in FME

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and its continued close relationship and the joint use of the name “Fresenius”, in each case subject to and in accordance with applicable law.

(E)	By way of this Agreement, the Parties wish to regulate their legal relationships for the time following the effectiveness of the Conversion and the resulting separation of FME from FSE.
(F)	In connection with the Conversion and in order to facilitate the separation of FSE and FME, certain separation activities will have to be conducted.
(G)

It is also intended that companies of FME Group and companies of FSE Group continue to maintain certain supply and service relationships after the Conversion. This applies, among other things, in relation to the provision of services in the areas of Corporate Finance / Global Treasury, IT, Human Resources, Regulatory, Trademarks, Cybersecurity, CBC and Fleet Management that will not be separated upon the Conversion Effective Date but are contemplated to be provided for a limited period of time following the Conversion.

Now, therefore, the Parties agree as follows:

1	Definitions and Interpretation

In this Agreement, the definitions and rules of interpretation set forth in Schedule 1 (Definitions and Interpretation) shall apply.

2	Separation

It Is understood by the Parties that the separation of FME Group from FSE Group under this Agreement shall occur on the Conversion Effective Date to the extent this is feasible for the Parties and as set forth in this Clause 2 (Separation), whereas certain other activities required for the separation require that one Party or a member of its Group provides certain transitional services to the other Party and its Group members before a migration of such activity can made. The latter transitional services and subsequent migration shall be governed by the Master TSA as per Clause 5 (Transitional Services).

2.1	Implementation of Separation Activities and Handover Activities
2.1.1

The Parties shall implement, and shall procure the implementation by their respective Affiliates, the separation activities set forth in Schedule 2.1.1 (Separation Activities) (the “Separation Activities”) and shall perform the handover activities related to the Separation Activities pursuant to Clauses 2.1.3 (Handover Planning) through 2.1.6 (Ad-hoc Support after Alignment and Handover Meetings) (“Handover Activities”). Clause 10.2 (Limited liability) shall not apply to the implementation of Separation Activities. Clause 10.2 (Limited liability) shall apply to the implementation of Handover Activities except (i) in case of incomplete handover of physical files or data (unless to the extent there would not be a handover obligation pursuant to Clause 6.1.5 of this Agreement or (ii) handover of items other than on an “as-is” basis, i.e., as they are in the Handover Provider’s possession or control, in their current or an agreed format. Handover activities shall not, and shall not be deemed to, constitute advice. For the avoidance of doubt, any existing limitation of liability applicable to any advice provided by one Party to the other outside the context of the separation shall not be affected hereby.

2.1.2	With the exception of Clause 2.1.6 (Ad-hoc Support after Alignment and Handover Meetings), the Parties shall cooperate closely and use their respective best efforts

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to ensure that the required actions in their respective responsibility pursuant to this Clause 2.1 (Implementation of Separation Activities and Handover Activities) are implemented before the Conversion Effective Date.

2.1.3	Handover Planning
(i)	The Parties agreed on the preliminary plan for the handover activities in connection with the Separation set forth in Schedule 2.1.3 (Preliminary Handover Plan) (“Preliminary Handover Plan”).
(ii)

The Parties will develop the Preliminary Handover Plan and further detail out the tasks and steps to be taken by each of them with regard to handover activities in mutual agreement (any such evolved version of the Preliminary Handover Plan, a “Handover Plan”).

(iii)

To the extent the Separation Activities set forth in Schedule 2.1.1 (Separation Activities) contain any provisions regarding the handover activities in connection with the Separation, such provisions shall prevail over the provisions set forth in the Preliminary Handover Plan or the Handover Plan.

2.1.4	Handover Tasks and Steps
(i)

Either Party shall perform the tasks and steps assigned to it in the most recent version of the Preliminary Handover Plan or the Handover Plan. All tasks and steps required for handover, which are not expressly assigned to the Handover Provider in the Separation Activities set forth in Schedule 2.1.1 (Separation Activities), the Preliminary Handover Plan or Handover Plan, shall be tasks and steps to be performed by the Handover Recipient.

(ii)

The Parties agree that the handover deliverables are provided on an “as-is where-is” basis, i.e., as they are in the Handover Provider’s possession or control, in their current or an agreed format and without any representation or warranty of any kind.

(iii)

If a handover task or step has been performed by the Handover Provider, the Handover Recipient shall confirm the performance by signing a certificate of performance substantially in the form of the draft certificate set forth in Schedule 2.1.4 (Form of Certificate of Performance) (each, a “Certificate of Performance”).

(iv)

The Handover Provider shall not be under an obligation to perform any handover tasks and steps within this handover procedure, including ad-hoc support, if and to the extent the performance of such handover tasks and steps would infringe applicable law.

2.1.5	Alignment and Handover Meetings
(i)

The Parties shall schedule up to three (3) alignment meetings with a to be agreed duration for each workstream by the dates set forth in the Preliminary Handover Plan to align on the handover process, review documents and address open questions. In these alignment meetings the Handover Provider shall in particular explain the contents of the handover package for each applicable workstream.

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(ii)

The Parties shall schedule formal handover meetings with a to be agreed duration for each workstream by the dates set forth in the Preliminary Handover Plan to jointly check the contents of the handover package against the itemized list of data and files to be handed over. If the respective handover package includes all data and files to be handed over, the Handover Recipient shall confirm the completeness and receipt by signing a certificate of receipt substantially in the form of the draft certificate set forth in Schedule 2.1.5 (Form of Certificate of Receipt) (each, a “Certificate of Receipt”), provided that the Parties rights and obligations regarding the transfer and access to Documents and data pursuant to Clauses 6.1 (Transfer of Documents and data) and 6.2 (Access to Documents (including data) and information, retention periods and provision of information) remain unaffected and shall apply accordingly if the Handover Recipient did not notice missing files and data when issuing the certificate despite its reasonable best efforts to check completeness. If the Handover Recipient notices that the respective handover package does not include all data and files to be handed over, the Handover Recipient shall make a written reservation on the respective Certificate of Receipt making reference to the specific missing data and files, but for the remainder confirm receipt. The Parties shall then schedule a formal follow up handover meeting, to which this Clause 2.1.5 (Alignment and Handover Meetings) shall apply accordingly.

(iii)

Each Party shall procure that the alignment meetings and handover meetings are attended by (internal or external) personnel with appropriate professional qualification (“Handover Personnel”). It is each Party’s risk that the Handover Personnel attending the scheduled alignment meetings or handover meetings for such Party is sufficiently qualified to take over the function under the workstream to be handed over.

2.1.6	Ad-hoc Support after Alignment and Handover Meetings

The Handover Provider shall provide ad-hoc support to the Handover Recipient on a reasonable efforts basis and subject to available capacity to answer ad-hoc questions for a period of up to nine (9) months after the Handover Meeting for a respective workstream as reasonably required by the Handover Recipient.

2.2	Cost of Separation Activities and Handover Activities

Unless otherwise agreed, the Parties agree that the cost relating to Separation Activities and Handover Activities as well as the implementation of Clause 2.3 (Shared Contracts), Clause 2.4 (Tripartite Contracts) or Clause 2.5 (Intercompany Agreements) incurred by a Party and its respective Affiliates shall be borne on the basis of the principles set forth in Schedule 2.2 (Cost Allocation Principles Separation Activities and Handover Activities). Clause 8 (Tax) shall apply. The Parties shall discuss in good faith invoicing between and/or to individual beneficiaries of such cost and/or the provision of information required for the allocation of such cost to individual beneficiaries.

2.3	Shared Contracts

This provision governs the allocation of such contracts to which only one or more members of the Group Companies of one Party on the one side and at least one party that neither

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belongs to FME Group nor FSE Group (“Third Party”) are a party, but under which also one or more members of the respective other Party’s Group Companies have procured goods or otherwise benefitted from the services that are offered by the Third Party under such contract (“Shared Contract(s)”).

2.3.1

With regard to those Shared Contracts listed in Schedule 2.3.1 (FSE Continued Shared Contracts) (the “FSE Continued Shared Contracts”), it is the joint understanding of the Parties that the FSE Continued Shared Contracts are beneficial to both FSE Group and FME Group and are in principle to continue to exist subject to compliance with applicable law, and the Parties agree as follows:

(i)	FSE shall use all reasonable endeavours to:
(a)

identify and obtain all necessary permissions, consents, licences, agreements or authorisations required from the Third Party to allow that also one or more members of the respective other Party’s Group Companies may continue to procure goods or otherwise benefit from the services that are offered by the Third Party under such Shared Contract after the Conversion Effective Date (“Third Party Consent”); and

(b)	maintain all such Third Party Consents during the relevant term of such FSE Continued Shared Contracts.
(ii)

FME shall provide FSE with such reasonable assistance as FSE may require for obtaining the Third Party Consents, including reasonable assistance with negotiating the terms of consents with the relevant Third Parties.

(iii)

FME shall pay for any fees, costs or charges imposed by a Third Party for the provision of any such Third Party Consent (“FSE Third Party Consent Costs”). FSE shall notify FME of the anticipated or known FSE Third Party Consent Costs as soon as reasonably practicable and shall use reasonable efforts to minimise such FSE Third Party Consent Costs.

(iv)	At the request of FME, FSE shall provide an update on its progress in obtaining Third Party Consents and copies of the documentation evidencing a Third Party Consent.
(v)

If a Third Party Consent for an FSE Continued Shared Contract cannot be obtained until the Conversion Effective Date, such FSE Continued Shared Contract shall from the Conversion Effective Date automatically be treated as an FSE Split Shared Contract in accordance with Clause 2.3.6 (Shared Contracts) and the Parties shall discuss in good faith a possibility how FME can further benefit from such contract subject to the permissibility under the relevant FSE Continued Shared Contract (including e.g., by way of a pass-through of goods or services).

2.3.2

With regard to those Shared Contracts listed in Schedule 2.3.2 (FME Continued Shared Contracts) (the “FME Continued Shared Contracts”), it is the joint understanding of the Parties that the FME Continued Shared Contracts are beneficial to both FME Group and FSE Group and are in principle to continue to exist subject to compliance with applicable law, and the Parties agree as follows:

(i)FME shall use all reasonable endeavours to:

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(a)	identify and obtain all necessary Third Party Consents; and
(b)	maintain all such Third Party Consents during the relevant term of such FME Continued Shared Contracts.
(ii)

FSE shall provide FME with such reasonable assistance as FME may require for obtaining the Third Party Consents, including reasonable assistance with negotiating the terms of consents with the relevant Third Parties.

(iii)

FSE shall pay for any fees, costs or charges imposed by a Third Party for the provision of any such Third Party Consent (“FME Third Party Consent Costs”). FME shall notify FSE of the anticipated or known FME Third Party Consent Costs as soon as reasonably practicable and shall use reasonable efforts to minimise such FME Third Party Consent Costs.

(iv)	At the request of FSE, FME shall provide an update on its progress in obtaining Third Party Consents and copies of the documentation evidencing a Third Party Consent.
(v)

If a Third Party Consent for an FME Continued Shared Contract cannot be obtained until the Conversion Effective Date, such FME Continued Shared Contract shall from the Conversion Effective Date automatically be treated as an FME Split Shared Contract in accordance with Clause 2.3.8 (Shared Contracts) and the Parties shall discuss in good faith a possibility how FSE can further benefit from such contract subject to the permissibility under the relevant FME Continued Shared Contract (including e.g., by way of a pass-through of goods or services).

2.3.3

The Parties shall, and shall procure that their respective Affiliates shall, comply with and not cause the other Party to be in breach of the terms of the FSE Continued Shared Contracts and FME Continued Shared Contracts (jointly, the “Continued Shared Contracts”) where they are relevant for the receipt of procured goods or other benefits from the services that are offered by the Third Party under such contract. Clause 10.2 (Limited Liability) shall not apply to the preceding sentence.

2.3.4

The Parties shall, and shall procure that their respective Affiliates shall, continue Continued Shared Contracts from an operational perspective (including ordering processes, deliveries, inspections, acceptance and payment processes) subject to and in accordance with (i) the terms and conditions set forth in the respective Continued Shared Contracts, provided such provisions are directly applicable to the Party that is not a party to such Continued Shared Contract, and (ii) to the extent the respective Continued Shared Contract is silent regarding certain operational issues, in accordance with PP (as defined in the Allocation Rules). Further, the Parties shall, and shall procure that their respective Affiliates shall, continue Continued Shared Contracts subject to and in accordance with the Allocation Rules. In the event of a conflict between the Allocation Rules and provisions of Continued Shared Contracts, as between the Parties and their respective Affiliates, the Parties shall discuss in good faith a solution for such contradiction considering the Allocation Rules as a binding guideline for such solution. Clause 10 (Liability) shall not apply to this Clause 2.3.4 (Shared Contracts).

2.3.5

The Party that is party to a Continued Shared Contract shall be free to terminate any such Continued Shared Contract at any time in accordance with the terms and conditions set forth in such Continued Shared Contract, unless otherwise set forth in

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either Schedule 2.3.1 (FSE Continued Shared Contracts) or Schedule 2.3.2 (FME Continued Shared Contracts). In the latter case the applicable Party that is party to such Continued Shared Contract must not terminate the respective Continued Shared Contract for convenience effective prior to the date indicated in either in Schedule 2.3.1 (FSE Continued Shared Contracts) or Schedule 2.3.2 (FME Continued Shared Contracts). The Parties’ right to terminate any Continued Shared Contract for good cause at any time remains unaffected. In any case, a Party that has decided to terminate a Continued Shared Contract or not to extend the term of a Continued Shared Contract shall inform the respective other Party of its decision to terminate or not to extend a Continued Shared Contract as soon as reasonably possible. In the event a Party decides to terminate or not to extend a Continued Shared Contract, the Parties shall discuss in good faith how to avoid or mitigate possible adverse effects on the other Party, provided that such discussions shall not hinder a Party from exercising its right to terminate or to not extend the affected Continued Shared Contract and that such termination or non-extension shall not result in any liability for the terminating/not-extending Party.

2.3.6

With regard to those Shared Contracts listed in Schedule 2.3.6 (Discontinued Shared Contracts), the Parties agree that the sharing of benefits under such Shared Contracts shall be discontinued with effect from the Conversion Effective Date.

2.3.7	With regard to those Shared Contracts listed in Schedule 2.3.7 (FSE Split Shared Contracts) (the “FSE Split Shared Contracts”), the Parties agree as follows:
(i)

FSE and FME (with FSE in the lead) shall use reasonable best efforts and shall make all appropriate arrangements to split those contracts as soon as possible after the date hereof but in any event prior to the Conversion Effective Date, so that FSE’s contractual relationship with the relevant counterparty is split into a separate contract solely relating to the FME Group;

(ii)

to the extent the aforementioned split of contracts has not been completed at the Conversion Effective Date, FSE and FME shall use reasonable best efforts and shall make all appropriate arrangements to split those contracts as soon as possible after the Conversion Effective Date;

(iii)

to the extent Schedule 2.3.7 sets out a date for the split of a contract, FSE and FME shall use reasonable best efforts and shall make all appropriate arrangements to split those contracts at such date; and

(iv)

for the period until such split is completed, the relevant members of FME Group may continue to benefit from such agreement, but only subject to and in accordance with the Allocation Rules, subject to compliance with applicable law and, if required for such temporary continuation, subject to obtaining the relevant Third Party Consent for such period. Clause 2.3.5 (Shared Contracts) shall apply accordingly.

2.3.8	With regard to those contracts listed in Schedule 2.3.8 (FME Split Shared Contracts) (the “FME Split Shared Contracts”), the Parties agree as follows:
(i)

FME and FSE (with FME in the lead) shall use reasonable best efforts and shall make all appropriate arrangements to split those contracts as soon as possible after the date hereof but in any event prior to the Conversion

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Effective Date, so that FME’s contractual relationship with the relevant counterparty is split into a separate contract solely relating to the FSE Group;

(ii)

to the extent the aforementioned split of contracts has not been completed at the Conversion Effective Date, FME and FSE shall use reasonable best efforts and shall make all appropriate arrangements to split those contracts as soon as possible after the Conversion Effective Date;

(iii)

to the extent Schedule  2.3.8 sets out a date for the split of a contract, FSE and FME shall use reasonable best efforts and shall make all appropriate arrangements to split those contracts at such date; and

(iv)

for the period until such split is completed, the relevant members of FSE Group may continue to benefit from such agreement, but only subject to and in accordance with the Allocation Rules, subject to compliance with applicable law, if required for such temporary continuation, and subject to obtaining the relevant Third Party Consent for such period. Clause 2.3.5 (Shared Contracts) shall apply accordingly.

2.3.9

FME shall compensate FSE Group for any Loss incurred as a result of a member of FME Group benefitting from an FSE Continued Shared Contract or FSE Split Shared Contract in wrongful (schuldhaft) deviation from the respective Allocation Rules.

2.3.10

FSE shall compensate FME Group for any Loss incurred as a result of a member of FSE Group benefitting from an FME Continued Shared Contract or FME Split Shared Contract in wrongful (schuldhaft) deviation from the respective Allocation Rules.

2.4	Tripartite Contracts

This provision governs the allocation of such contracts to which both one or more members of FSE Group, one or more members of FME Group and a Third Party are party and which allow both one or more members of FME Group and one or more members of FSE Group to procure goods or otherwise benefit from the services that are offered by the Third Party provider under such contract independently of each other (“Tripartite Contract(s)”).

2.4.1

With regard to those contracts listed in Schedule 2.4.1 (Continued Tripartite Contracts) (the “Continued Tripartite Contracts”), it is the joint understanding of the Parties that the Continued Tripartite Contracts are beneficial to both FSE Group and FME Group and are in principle to continue to exist subject to compliance with applicable law and, as applicable, the Parties agree as follows:

(i)	the Parties shall use all reasonable endeavours to:
(a)	identify and obtain all necessary Third Party Consents; and
(b)

maintain all such Third Party Consents during the relevant term of such Continued Tripartite Contracts (unless otherwise agreed, with the Party in lead that requires the Third Party Consent for the continuation of the Tripartite Contract).

(ii)

The Parties shall provide each other with such reasonable assistance as the relevant Party may require for obtaining the Third Party Consents, including reasonable assistance with negotiating the terms of consents with the relevant Third Parties.

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(iii)	Unless otherwise agreed, the Party in need bears any fees, costs or charges imposed by a Third Party for the provision of any such Third Party Consent.
(iv)

If a Third Party Consent for a Continued Tripartite Contract cannot be obtained until the Conversion Effective Date, such Continued Tripartite Contract shall from the Conversion Effective Date automatically be treated as a Split Tripartite Contract in accordance with Clause 2.4.5 (Tripartite Contracts) and the Parties shall discuss in good faith a possibility how the Parties can further benefit from such contract subject to the permissibility under the relevant Tripartite Contract (including e.g., by way of a pass-through of goods or services).

2.4.2

The Parties shall, and shall procure that their respective Affiliates shall, comply with and not cause the other Party to be in breach of the terms of the Continued Tripartite Contracts. Clause 10.2 (Limited Liability) shall not apply to the preceding sentence.

2.4.3

The Parties shall, and shall procure that their respective Affiliates shall, continue Continued Tripartite Contracts from an operational perspective (including ordering processes, deliveries, inspections, acceptance and payment processes) subject to and in accordance with (i) the terms and conditions set forth in the respective Continued Tripartite Contracts, and (ii) to the extent the respective Continued Tripartite Contract is silent regarding certain operational issues, in accordance with PP (as defined in the Allocation Rules). Further, the Parties shall, and shall procure that their respective Affiliates shall, continue Continued Tripartite Contracts subject to and in accordance with the Allocation Rules. In the event of a conflict between the Allocation Rules and provisions of Continued Tripartite Contracts, as between the Parties and their respective Affiliates, the Parties shall discuss in good faith a solution for such contradiction considering the Allocation Rules as a binding guideline for such solution. Clause 10.2 (Limited Liability) shall not apply to this Clause 2.4.3 (Tripartite Contracts).

2.4.4

Notwithstanding the foregoing Clause 2.4.3 (Tripartite Contracts) either Party (and their respective Affiliates) shall be free to terminate any Continued Tripartite Contract for itself at any time in accordance with the terms and conditions set forth in such Continued Tripartite Contract. If such a termination would adversely affect the ability of the other Party to continue to benefit from the relevant Continued Tripartite Contract, the Parties shall discuss in good faith how to avoid or mitigate such an adverse effect, provided that such discussions shall not hinder a Party from exercising its right to terminate the affected Continued Tripartite Contract and that such termination shall not result in any liability for the terminating Party. In any case, a Party that has decided to terminate a Continued Tripartite Contract shall inform the respective other Party of its decision to terminate as soon as reasonably possible.

2.4.5	With regard to those contracts listed in Schedule 2.4.5 (Split Tripartite Contracts) (the “Split Tripartite Contracts”), the Parties agree as follows:
(i)

the Parties (unless otherwise agreed, with the Party in lead that requires the split of the Tripartite Contract) shall use reasonable best efforts and shall make all appropriate arrangements to split those contracts as soon as possible after the date hereof but in any event prior to the Conversion Effective Date, unless otherwise agreed;

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(ii)

to the extent the aforementioned split of contracts has not been completed at the Conversion Effective Date, the Parties shall use reasonable best efforts and shall make all appropriate arrangements to split those contracts as soon as possible after the Conversion Effective Date; and

(iii)

for the period until such split is completed, the relevant members of FSE Group and FME Group may continue to benefit from such agreement, but only subject to and in accordance with the Allocation Rules, subject to compliance with applicable law and, if required for such temporary continuation, subject to obtaining the relevant Third Party Consent for such period.

2.4.6	With regard to those contracts listed in Schedule 2.4.6 (Terminated Tripartite Contracts) (the “Terminated Tripartite Contracts”), the Parties agree as follows:
(i)

the Parties shall use reasonable best efforts and shall make all appropriate arrangements to terminate those contracts as soon as possible after the date hereof but in any event prior to the Conversion Effective Date, unless otherwise agreed;

(ii)

to the extent the aforementioned termination has not been completed at the Conversion Effective Date, the Parties shall use reasonable best efforts and shall make all appropriate arrangements to terminate those contracts as soon as possible after the Conversion Effective Date; and

(iii)

for the period until such termination is completed, the relevant members of FSE Group and FME Group may continue to benefit from such agreement, but only subject to and in accordance with the Allocation Rules and subject to compliance with applicable law and, if required for such temporary continuation, obtaining relevant Third Party Consents for such period.

2.4.7

FME shall compensate FSE Group for any Loss incurred as a result of a member of FME Group benefitting from a Continued Tripartite Contract, a Split Tripartite Contract or a Terminated Tripartite Contract in wrongful (schuldhaft) deviation from the respective Allocation Rules.

2.4.8

FSE shall compensate FME Group for any Loss incurred as a result of a member of FSE Group benefitting from a Continued Tripartite Contract, Split Tripartite Contract or a Terminated Tripartite Contract in wrongful (schuldhaft) deviation from the respective Allocation Rules.

2.5	Intercompany Agreements

This provision governs the allocation of such contracts to which one or more members of FSE Group and one or more members of FME Group but no Third Party are parties and the term of which runs for a certain or uncertain period after the Conversion Effective Date (“Intercompany Agreement(s)”).

2.5.1

With regard to those contracts listed in Schedule 2.5.1 (Continued Intercompany Agreements) (the “Continued Intercompany Agreements”), it is the joint understanding of the Parties that the Continued Intercompany Agreements are in line with market conditions, were determined in accordance with the arm’s length principle and are in principle to continue to exist, subject to compliance with applicable law.

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2.5.2

The Parties shall, and shall procure that their respective Affiliates shall, comply with the terms of the Continued Intercompany Agreements. Clause 10.2 (Limited Liability) shall not apply to the preceding sentence.

2.5.3

The Parties shall, and shall procure that their respective Affiliates shall, continue Continued Intercompany Agreements subject to and in accordance with the Allocation Rules. The Parties hereby waive (and the respective other Party hereby accepts such waiver) any right in any Continued Intercompany Agreement that would allow a Party to terminate such Continued Intercompany Agreement based on the fact that FME and/or any member of FME group no longer is (i) an affiliate (verbundenes Unternehmen in the sense of sec. 15 et seq. German Stock Corporation Act (Aktiengesetz)) of FSE and/or any member of FSE group after Conversion, or (ii) otherwise controlled by FSE or a member of FSE group after Conversion. Further, the Parties shall procure that their respective Affiliates declare and accept corresponding waivers prior to the Conversion Effective Date where an Affiliate of a Party is party to a Continued Intercompany Agreement. Clause 10.2 (Limited Liability) shall not apply to this Clause 2.5.3 (Intercompany Agreements).

2.5.4

With regard to those contracts listed in Schedule 2.5.4 (Terminated Intercompany Agreements) as well as all Service Agreements and Service Level Agreements made between FDT or Fresenius Digital Technology (Beijing) Co., Ltd. on one hand and FME or an FME Group company on the other hand (the “Terminated Intercompany Agreements”), such agreements shall automatically terminate upon the Conversion Effective Date where only the Parties are parties to the respective Terminated Intercompany Agreement, and the Parties shall, and shall procure that their respective Affiliates will, enter into appropriate termination agreements effecting termination of the remaining Terminated Intercompany Agreements no later than per the Conversion Effective Date. In each case no party to those Terminated Intercompany Agreements shall have any liability as a result of such termination, always provided that this shall not affect any rights or obligations under the Terminated Intercompany Agreements which may have accrued prior to termination.

2.5.5

The Parties shall procure that the parties of those Intercompany Agreements which are entered into between Fresenius Kabi AG and/or any of its subsidiaries on one hand and one or more FME Companies on the other hand (“De Minimis Intercompany Agreements”) shall attempt to finally amicably settle any dispute relating to claims against the relevant other party under and/or in connection with De Minimis Intercompany Agreements, where each such individual claim does not exceed an amount equal to EUR 20,000.00 (in words: twenty thousand Euros) (“De Minimis Amount”) informally and without recourse to arbitration or the ordinary courts of law, through discussion following written notification thereof by the relevant relationship managers for De Minimis Intercompany Agreements as follows:

(i)	relationship manager for De Minimis Intercompany Agreements of FSE:

Lars Hölzer

EVP and Head of Business Services & Digital

Fresenius Kabi Deutschland GmbH

Lars.Hoelzer@fresenius-kabi.com;

(ii)	relationship manager for De Minimis Intercompany Agreements of FME:

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Dean Bennett

Global Head of Direct Procurement

Fresenius Medical Care

Dean.Bennett@fmc-ag.com.

Either Party may change the identity of its relationship manager for De Minimis Intercompany Agreements at any time by written notice to the other Party.

If they cannot resolve the dispute within thirty (30) Business Days following written notification of the dispute being raised, the cost of the disputed item shall be shared equally between the parties to the relevant De Minimis Intercompany Agreement. This Clause 2.5.5 (Intercompany Agreements) shall not apply, if the aggregate amount of all claims individually not exceeding the De Minimis Amount and that could not be resolved amicably pursuant the preceding sentence exceeds an amount equal to EUR 200,000.00 (in words: two hundred thousand Euros).

2.6	Employees
2.6.1

To the extent the Parties envisage a transfer of employees of a Party or an Affiliate due to the Separation Activities (each a “Transfer of Employees”), each Party, to the extent not already done, shall or shall cause the relevant Affiliate to identify amongst its employees the respective employees. Such identification shall only take into account such employees (i) whose activities for the other Party exceed 50% or (ii) for whom it is possible to bundle specific services rendered for the other Party in such a way that the activities of the relevant employee for the other Party will exceed 50% following such bundling (the employees identified under (i) and (ii) together “Function Employees”), or (iii) who are employed by a FME Group company who render IT services for Fresenius Digital Technology GmbH (“FDT”) or an affiliate or local branch of FDT (together, the “Housing Employees”). The employees being identified as Function Employees and Housing Employees are listed in Schedule 2.6.1 (Function and Housing Employees Transfer). In respect of such identified employees, the Parties shall use their reasonable best efforts (including reasonable efforts to complete – as the case may be – applicable consultation and approval requirements with the works councils or other employee representative bodies) to effect such Transfer of Employees, whereas it is the joint understanding, that the Transfer of Employees, to the extent possible and not otherwise agreed between the Parties or the relevant Affiliates, shall be effected in line with the principles laid down in the works agreement “Dekonsolidierung FME – Rahmenbedingungen bei Gesellschaftswechseln” entered into by and between the Parties and the site works council Bad Homburg on 15 June 2023 even where this works agreement does not directly apply to the employment of an employee identified for a Transfer of Employees. In respect of any employee costs triggered by the Transfer of Employees, the Parties shall agree in good faith a reasonable allocation of such costs, taking into account in respect to an employee who has been identified as a Housing Employee whether projected costs have been included in the service fees paid by FDT to the FME Group company. Should the Parties or their relevant Affiliates identify additional Function Employees or Housing Employees after the date hereof who are not listed in Schedule 2.6.1, it is the Parties’ joint understanding that the Transfer of Employees of these employees shall be executed in accordance with Clause 2.6 of this Agreement. Likewise, the Parties or their

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relevant Affiliates may amend Schedule 2.6.1 in mutual agreement after the date hereof in case they find that the listed Function Employees or Housing Employees shall no longer be transferred (or be transferred at a different transfer date).

2.6.2

According to the joint understanding of the Parties, no Transfer of Employees will, except for the Transfer of Employees in Italy, lead to a transfer of undertaking as per section 613a of the German Civil Code (Bürgerliches Gesetzbuch) or any other Transfer Regulations. If, despite the joint understanding and the Parties’ joint intention, a Transfer of Employees is alleged to constitute a transfer of undertaking as per section 613a of the German Civil Code (Bürgerliches Gesetzbuch) or any other Transfer Regulations in other jurisdictions than Italy, the Parties shall agree in good faith on reasonable measures to defend against and/or mitigate the impacts of such transfer of undertaking (e.g. by sharing all information required for defending against an alleged transfer of undertaking and/or by way of an offer of continued employment by the former employer to any employee who was not in the scope of a Transfer of Employees (each a “Out-of-Scope Employee”)) and, to the extent that such defence or mitigation was not successful and a transfer of employment was mutually acknowledged by the Parties or found by a court with legally binding effect, a reasonable allocation of the associated costs for employment and/or termination of employment for the relevant Out-of-Scope Employees. In the event that the Party to which an Out-of-Scope Employee has transferred by virtue of a transfer of undertaking decides to continue employment with such employee, any costs shall be limited to those that the other Party would have been liable to if the Out-of-Scope Employee had been in the scope of a Transfer of Employees. In case of the Transfer of Employees in Italy, an employee in Italy whose function is not listed in Schedule 2.6.1 alleges a transfer of undertaking for his/her employment relationship under the relevant Transfer Regulations shall be considered an Out-of-Scope Employee and this Clause 2.6.2 shall apply mutatis mutandis.

2.6.3

Vice versa, to the extent that an employee who has been identified for a Transfer of Employees does not accept the employment offer of the other Party (a “Non-Accepting Employee“), the Parties shall agree in good faith on (i) reasonable measures to mitigate the impacts of such non-acceptance and (ii) , to the extent that such mitigation was not successful, a reasonable allocation of the associated costs for employment and/or termination of employment for the relevant Non-Accepting Employees (“Associated Costs”) whereby the Associated Costs for the termination of a Non-Accepting Employee who has been identified as a Housing Employee shall be borne by the employing FME Group company to the extent projected costs have been included in the service fees paid by FDT to the FME Group company.

2.6.4

Insofar as Housing Employees are to be transferred to a FSE Group company, the respective FME Group company and the respective FSE Group company shall, in case the transfer of one or more Housing Employees cannot be implemented by the Conversion Effective Date, agree in good faith on the continuation of the current service relationship on the basis of which the Housing Employees render their services to FDT, on the basis of unchanged conditions, until the intended transfer of the respective Housing Employees can take place. The Parties shall procure that, during this period, the respective FME Group company and FDT shall continue the service relationship in line with its nature and the relevant legal requirements, in particular, the Parties shall ensure that a respective service level agreement exists and FDT does not have any right, power or authority of, and will not exercise any

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supervision or control over and not issue any instructions to FME Group company’s employees.

2.6.5

To the extent a Party or an Affiliate assumes obligations under any (individual or collective) company pension scheme or partial retirement scheme (Altersteilzeit) due to a Transfer of Employees (the “Pension Obligations”), the respective other Party shall (or shall cause its relevant Affiliate to) either (i) transfer funds in cash equal to the accruals calculated under German GAAP reporting principles (or, as the case may be, any other applicable local accounting standard) as per the Effective Transfer Date (the “Pension Accruals”) or (ii) in case of pension schemes operated by third parties (e.g., support fund based pension schemes) make any statements and perform any actions required or useful to transfer any existing funds (e.g. direct life insurances, reinsurance policies or other) to the Party or Affiliate or any other third party pension provider designated by the relevant Party or Affiliate that assumed the Pension Obligations and shall make an additional cash transfer insofar as the existing funds do not fully cover the Pension Accruals. With regard to any cash transfer under the preceding sentence, the respective transferring Party shall provide an actuarial report on the accruals for the Pension Obligations as per the Effective Transfer Date in accordance with both IFRS and German GAAP as well as German tax laws; for the avoidance of doubt, the amount of the cash transfer to be made is solely determined under German GAAP. This Clause 2.6.5 (Employees) shall apply mutatis mutandis for accruals built for obligations under long-term working time accounts (Langzeitarbeitskonten) or employee leaving indemnity (Trattamento di Fine Rapporto) or end-of-carrier indemnities.

2.6.6

To the extent employees affected by and in scope of a Transfer of Employees are participating in an annual bonus plan and/or are entitled to an annual variable remuneration under the employment relationship, it is the Parties’ joint understanding that such bonus and/or variable remuneration shall be (i) allocated pro rata temporis to the respective employing Party or Affiliate as per the Effective Transfer Date and (ii) settled (e.g., pro-rated payment to the employee to cover the respective period of the bonus year) by the respective employing Party or Affiliate with effect to the Effective Transfer Date, and with acknowledgment of the employee, so that no funds must be transferred between the Parties and/or Affiliates in this regard. The Parties shall cause its relevant Affiliates to act in accordance with this Clause 2.6.6 (Employees). In case, the settlement of the annual bonus plan and/or an annual variable remuneration under the employment relationship is not legally possible, Clause 2.6.5 shall apply mutatis mutandis for accruals built for obligations under such plan or agreement.

2.6.7

It is the joint understanding of the Parties that the works council at the site in Bad Homburg will have a transitional mandate (Übergangsmandat) pursuant to section 21a of the German Works Constitution Act (Betriebsverfassungsgesetz). In respect of the cost allocation for the transitional mandate, the “Vereinbarung zur Kostentragung für die Dauer des Übergangsmandats des gemeinsamen Betriebsrats Standort Bad Homburg” made between the Parties dated 9 November 2023 shall apply.

2.7	Wrong Pocket
2.7.1	To the extent that, after the signing of this Agreement, one Party is of the opinion that assets, rights, contracts or liabilities have been omitted or incorrectly allocated in the

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course of the Separation Activities prior to the Conversion Effective Date to a Party or its respective Affiliate(s) or in Clauses 2.3 (Shared Contracts) to 2.6 (Employees) or were not subject to the Separation Activities, the Parties shall agree on whether the allocation was in fact erroneous or omitted and how the allocation should have been made, e.g., based on whether an asset was exclusively or predominantly used by Affiliates of a Party. In this case, the Parties shall agree in good faith on a correction of the allocation and, if appropriate under the circumstances, any necessary payment for such correction. The Parties shall not refuse to enter into and conduct good faith negotiations without an objective reason.

2.7.2

As part of the good faith negotiations pursuant to Clause 2.7.1 (Wrong Pocket) the Parties shall also take into consideration whether or not the Party concerned can avoid the disadvantages resulting from the incorrect allocation from its own resources or through external procurement provided that it is the Parties’ objective that the Party concerned shall not be exposed to significantly increased expense compared to the correction of the allocation.

2.7.3	Claims under Clause 2.7.1(Wrong Pocket) shall become time-barred upon expiry of
(i)	twenty-four (24) months from the date of signing of this Agreement in case an asset, right, contract or liability was erroneously not subject to a Separation Activity; and
(ii)	twelve (12) months from the date of signing of this Agreement in all other cases of a correction.
2.7.4	Clause 2.7.3 does not apply in case of an omitted or erroneous allocation of Intercompany Agreements pursuant to Clause 2.5.
3	Trademark Licence Agreement
3.1	Amendment

The Trademark Licence Agreement shall remain in full force and effect, subject to the amendments set forth in Schedule 3 (Amendments Trademark Licence Agreement) which the Parties hereby agree to take effect from the Conversion on the Conversion Effective Date, and which shall prevail over the Trademark Licence Agreement in its previously agreed form.

3.2	Capitalized terms

Capitalized terms used in Schedule 3 (Amendments Trademark Licence Agreement) shall have the meaning as defined in the Trademark Licence Agreement and the Group Separation Agreement (in this order of precedence).

3.3	TLA Arbitration Agreement

The Parties shall enter into the Arbitration Agreement regarding the Trademark Licence Agreement an agreed form of which as attached as Annex 1 (TLA Arbitration Agreement) to Schedule 3 (Amendments Trademark Licence Agreement) (“TLA Arbitration Agreement”). All disputes arising out of or in connection with the Trademark Licence Agreement or its validity shall be exclusively settled in settlement proceedings in accordance with the TLA Arbitration Agreement.

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3.4	Update of longform Trademark Licence Agreement

Without undue delay after the Conversion Effective Date the Parties shall in good faith agree on appropriate amendments to the Trademark Licence Agreement to reflect and implement the amendments to the Trademark Licence Agreement pursuant to Clause 3.1.

3.5	Information of FME’s supervisory board after Conversion

Schedule 3 (Amendments Trademark Licence Agreement) has not been presented to FME’s supervisory board prior to the Conversion and FME intends to inform the FME supervisory board on its effects on the existing Trademark Licensing Agreement in its next meeting after the Conversion taking effect, and in any event, finalise the due process and dialogue with the supervisory board prior to the finalization of the agreement of the amendments in a long form agreement. FSE and FME will consider in good faith changes to the provisions agreed in Schedule 3 (Amendments Trademark Licence Agreement) if FME believes that such changes would facilitate any suggestions by FME’s supervisory board on the amendments to the Trademark Licensing Agreement.

4	Investments

The Parties agree that exclusively such costs of investments set forth in Schedule 4 (Cost Allocation Investments) made by one Party and/or its respective Affiliates for the benefit of the other Party and/or its respective Affiliates which have not been fully amortised as of the Conversion Effective Date shall be borne by the Party for which or whose Affiliates the investment was made (“Beneficiary”) and shall be reimbursed within ten (10) business days from the Conversion Effective Date to the Party which or whose Affiliates made the investment (“Investor”).

5	Transitional Services

The Parties shall enter into the Master TSA as attached as Schedule 5 (Master TSA).

6	Documents, data and reporting
6.1	Transfer of Documents and data
6.1.1

FSE shall – subject to Clause 6.1.5 (Transfer of Documents and data) – ensure that all documents such as books, deeds, documents and other records, in each case in physical or electronic form and including data (“Documents”), existing at the Conversion Effective Date at members of FSE Group are transferred to the relevant member of FME Group to the extent that they are exclusively or predominantly attributable to FME Group. FME shall – subject to Clause 6.1.5 (Transfer of Documents and data) – ensure that all Documents existing at the Conversion Effective Date at members of FME Group are transferred to the relevant member of FSE Group to the extent that they are exclusively or predominantly attributable to FSE Group.

6.1.2

To the extent that the handover obligation pursuant to Clause 6.1.1 (Transfer of Documents and data) has not yet been fulfilled, specifically identified Documents shall, to the extent they exist, be handed over without undue delay upon first request, subject to Clause 6.1.5 (Transfer of Documents and data).

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6.1.3

The Parties shall ensure that Documents handed over in accordance with Clause 6.1.1 (Transfer of Documents and data) are kept, at least for the duration of legal retention obligations (including, for the avoidance of doubt, Tax retention obligations), in compliance with such retention obligations, to the extent the Documents concerned are also attributable to one or more members of the respective other group.

6.1.4

To the extent that the Documents to be handed over pursuant to Clause 6.1.1 (Transfer of Documents and data) are data, the handover shall be effected by handing over a data record which has been generated using a standard data export functionality of the respective system containing the data, as well as an explanation of the structure of the data record. The Parties shall agree on the details of the handover immediately after the Conversion Effective Date.

6.1.5

There shall be no handover obligation in accordance with Clause 6.1.1 (Transfer of Documents and data) or Clause 6.1.2 (Transfer of Documents and data), to the extent this requires a separation of Documents and the disadvantages (expense or effort) of the separation is material and disproportionate to the advantages of the separation, taking into account for assessing both the disadvantages and advantages of the separation all operational, financial and legal implications, in particular regarding data protection law. With regard to Documents the handover of which is refused based on this Clause 6.1.5 (Transfer of Documents and data), Clause 6.2 (Access to Documents (including data) and retention periods) shall apply accordingly.

6.1.6

Expenses which one of the Parties or a member of its respective group incurs for the purpose of fulfilling the obligations under this Clause 6.1 (Transfer of Documents and data) and which it is entitled to consider necessary under the circumstances (den Umständen nach für erforderlich halten durfte) shall be reimbursed by the other Party.

6.1.7	Rights to make and retain copies in order to fulfil own contractual or legal obligations or otherwise within the scope of what is legally permissible shall remain unaffected.
6.1.8	The principles of this Clause 6.1 (Transfer of Documents and data) shall also apply to Documents received after the Conversion Effective Date, in particular Documents received from Third Parties.
6.2	Access to Documents (including data) and information, retention periods and provision of information
6.2.1	Each of the Parties shall ensure that
(i)	their respective Group Companies retain Documents for the duration of statutory retention obligations (including, for the avoidance of doubt, Tax retention obligations),
(ii)

the Group Companies of the respective other Party may, upon request and against reimbursement of the costs incurred, with reasonable advance notice during normal business hours of the retaining company, inspect these Documents within the limitations of applicable law and regulatory requirements, for example pursuant to competition and antitrust law or data protection law, and, to the extent they do not already exist, make or receive copies, in each case to the extent there is a legitimate interest in doing so on

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the part of the Party requesting inspection or its relevant Group Company; to the extent it is necessary for the admissibility of such inspection or the provision of Documents, the Parties shall in good faith discuss taking additional appropriate measures, including the conclusion of additional agreements.

6.2.2

Unless otherwise agreed, each Party and its Group Companies shall be entitled to destroy certain Documents upon expiry of the statutory retention period with respect to such Documents. If a Party demonstrates a legitimate interest of its own or its respective Group Company in retaining the Documents after the retention period has expired and offers to reimburse the expenses incurred therefor, the Parties shall in good faith discuss taking necessary measures, including those to protect personal data, such as entering into additional data protection agreements.

6.2.3

FSE and FME shall amicably collaborate with each other and shall without undue delay exchange information which either of the Parties reasonably requires as a result of the Parties’ affiliation, in particular in order to comply with financial and non-financial reporting obligations such Party is subject to from time to time. This shall include, without limitation, the Reporting obligations subject to Clause 6.3 (Reporting) below. In addition, if a Party becomes aware of any reliable information in respect of which the other Party has a legitimate interest which is evident for the Party becoming aware of such information, applying the standard of care it applies in its own affairs but at least the standard of care of a prudent business person – also with a view to the legal obligations of the Parties’ management boards – to know in the light of the Parties’ affiliation, the joint use of the name “Fresenius” or the purpose of foundation of Else Kröner-Fresenius Foundation, including, without limitation, regarding envisaged capital measures, compliance cases as well as official proceedings and legal disputes that (also) affect the other Party, it shall without undue delay and proactively provide such information to the other Party that is reasonably necessary to accommodate such Party’s evident legitimate interest, if and to the extent such exchange of information would be possible without prejudicing its own position and in any case within the limitations of applicable law and regulatory requirements, for example pursuant to competition and antitrust law, securities law or data protection law as well as relevant contractual confidentiality obligations – provided that such contractual obligations (i) have not been entered into with the aim to deny the provision of information under this Clause 6.2.3 (Access to Documents (including date) and information, retention periods and provision of information) to the respective other Party and (ii) if it was evident for the Party when entering into the contractual confidentiality obligation applying the standard of care it applies in its own affairs but at least the standard of care of a prudent business person – also with a view to the legal obligations of the Parties’ management boards – that the other Party has or may have a legitimate interest in such information, were only accepted despite good faith negotiations led with the third party with the aim to not restrict such provision of information – and always provided that the following sentence is complied with. To the extent the admissibility of such provision of information to the other Party can be achieved thereby, the Parties shall take additional appropriate measures, including the aggregation and anonymization of information, and enable an information flow accommodating the other Party’s evident legitimate interest to the widest extent possible.

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6.3	Reporting
6.3.1

After the Conversion Effective Date, FSE will have to report its investment in FME in its financial statements, including in its annual consolidated financial statements and its half-year and quarterly financial reports as an investment accounted for using the equity method (IAS 28). FSE will have to comply with corresponding disclosure requirements, in particular in accordance with IFRS 12. FME shall use reasonable best efforts to provide FSE and, upon FSE’s request, the auditors of FSE, with the documents and information which FSE reasonably requires to fulfil its reporting obligations in respect of its investment in FME. The principles set forth in the preceding sentences shall also apply to (i) documents and information in connection with the deconsolidation of the investment of FSE in FME and the first-time application of the equity method after the Conversion Effective Date, (ii) any material adjustments to be made to the financial information provided by FME to conform to the accounting principles of FSE and (iii) to FSE’s reporting of expected earnings per share or material deviations therefrom as part of own mandatory reporting.

6.3.2

FSE and FME shall establish a procedure for the exchange of information to identify material differences between the accounting principles of FSE and those of FME. In addition, with regard to changes in the relevant accounting standards, planned changes in the respective accounting principles and other regulatory changes, a process shall be established to ensure the early identification of future material deviations.

6.3.3

To the extent legally permissible, FSE shall, as a general rule, publish notifications which directly or indirectly allow conclusions to be drawn regarding the results of operations of FME only after the publication of the corresponding financial reporting of FME or only with FME’s prior consent. FSE shall receive notice on regular publication dates for FME’s financial information reasonably in advance of their entry into FME’s financial calendar; FSE and FME shall in good faith seek alignment on their regular publication dates.

6.3.4

FSE and FME have agreed on the scope of the quarterly reporting of FME to FSE (the “Regular Reporting”) as set out in Schedule 6.3.4 (Regular Reporting). FSE and FME shall consult on all circumstances relevant to the Regular Reporting (e.g., an intended change in the financial statement preparation process). To the extent necessary and appropriate, FSE and FME shall supplement the scope of the Regular Reporting and amend Schedule 6.3.4 (Regular Reporting) accordingly (e.g., regarding regular reporting for transactions after the balance sheet date). The Regular Reporting shall comply with the requirements of IFRS as applicable in the EU.

6.3.5

FSE and FME shall support each other in connection with the timely response to any questions from the German Federal Financial Supervisory Authority (BaFin) or from the U.S. Securities and Exchange Commission regarding FSE’s investment in FME. In any case, FSE and FME shall refrain from responding to such questions on behalf of the respective other Party or in a way that could reasonably be understood by the respective authority to entail responses on behalf of the other Party, unless such response has been agreed to in advance by the respective other Party.

6.3.6

FSE shall compensate FME for any additional reasonable external costs (e.g., actuarial reports and additional auditing costs) incurred by FME as a result of the fulfilment of the obligations contained in this Clause 6.3 (Reporting) which are

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documented and which FME is entitled to consider necessary under the circumstances (den Umständen nach für erforderlich halten durfte).

6.3.7

To the extent that FME reasonably requires documents or information from FSE in order to comply with disclosure obligations in connection with the shareholder position of FSE (e.g., in connection with related party transactions), FSE shall provide such documents and information to FME to permit FME to fulfil its disclosure requirements. The principles set forth in Clause 6.3.1 shall apply, mutatis mutandis.

6.3.8

The obligations of the Parties under this Clause 6.3 (Reporting) and Clause 6.2.3 (Access to Documents (including data) and information, retention periods and provision of information) shall in their entirety be subject to (i) the disclosure of documents and information that can be shared with the other Party in full compliance with all applicable laws, rules and regulations, contractual obligations provided that such contractual obligations (a) have not been entered into with the aim to deny the provision of information under this Clause 6.3 (Reporting) and Clause 6.2.3 (Access to Documents (including data) and information, retention periods and provision of information) to the respective other Party and (b) if it was evident for the Party when entering into the contractual confidentiality obligation applying the standard of care it applies in its own affairs but at least the standard of care of a prudent business person – also with a view to the legal obligations of the Parties’ management boards – that the other Party has or may have a legitimate interest in such information, were only accepted despite good faith negotiations led with the third party with the aim to not restrict such provision of information –, or orders by any court, tribunal, regulatory body or stock exchange, and (ii) the proviso that the disclosure of the relevant information is legally permissible and – with regard to inside information within the meaning of Art. 7 Market Abuse Regulation (Marktmissbrauchsverordnung), “material non-public information” within the meaning of the rules and regulations under the US Securities and Exchange Act of 1934, as amended, or other relevant provisions of capital market law – that the relevant provisions of insider law, in particular, are also complied with. Any information provided under this Clause 6.3 (Reporting) or Clause 6.2.3 (Access to Documents (including data) and information, retention periods and provision of information) shall only be used for the respective accounting purpose or other purpose set out herein and may only be forwarded within the respective group on a strict need-to-know basis. To the extent the admissibility of such provision of information to the other Party can be achieved thereby, the Parties shall take additional appropriate measures, including the aggregation and anonymization of information, and enable an information flow accommodating the other Party’s evident legitimate interest to the widest extent possible.

6.3.9

The provisions of this Clause 6.3 (Reporting) shall apply only as long as FSE’s interest in FME conveys significant influence over FME within the meaning of IAS 28. If these conditions are no longer met and FSE continues to require certain information from FME for its own accounting and financial reporting purposes, the Parties shall in good faith agree on appropriate and expedient arrangements for the disclosure of such information.

6.3.10

FSE and FME agree that the obligations of FME and the rights of FSE pursuant to section 294 paragraph 3 of the German Commercial Code (HGB) shall continue to apply after the Conversion in respect of the period prior to the Conversion. FSE and

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FME further agree that, in respect of the period after the Conversion Effective Date, FME shall instruct the auditor of FME to provide the auditor of FSE with the information necessary for the audit of the consolidated financial statements of FSE in accordance with the relevant accounting standards, and shall use best efforts to ensure that the auditor of FME has all information required to inform the auditor of FSE accordingly; this may also include the performance of further audit procedures by the auditor of FME and the involvement of the auditor of FSE in such audit procedures, if and to the extent necessary for the audit of the consolidated financial statements of FSE in accordance with the relevant accounting standards. In that respect, FME shall release the auditor of FME from its duty of confidentiality.

6.3.11

FME shall report to FSE non-financial information (i) as required by FSE from time to time for the fulfilment of legal reporting obligations, as a result of the Parties’ affiliation and in line with the principles set out in Clause 6.2.3 (Access to Documents (including data) and information, retention periods and provision of information), in particular those according to the NFRD and section 289 lit. c through e of the German Commercial Code (HGB), the CSRD and (ii) the reporting items listed in Schedule 6.3.11 (Non-Financial Reporting).

6.4	Calibration
6.4.1

FSE and FME shall upon reasonable request by either Party jointly assess from time to time but at the earliest after the lapse of thirty six (36) months after the Conversion Effective Date whether the provisions set forth in Clause 6 (Documents, data and reporting) reflect the then-current requirements of the Parties for the exchange of information and enter into good faith negotiations on the amendment of Clause 6 (Documents, data and reporting).

7	Confidentiality
7.1	Duty of Confidentiality

Subject to Clause 7.2 (Exceptions), each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing this Agreement (or any agreement entered into pursuant to this Agreement) including the provisions of this Agreement and any agreement entered into pursuant to this Agreement. Each Party shall take all reasonable steps to ensure that any such other Party’s information is kept secret and is not disclosed or distributed by its employees, consultants or agents in violation of this Clause 7 (Confidentiality).

7.2	Exceptions

The provisions of Clause 7.1 (Duty of Confidentiality) shall not prohibit disclosure or use if and to the extent:

(i)	the disclosure or use is required by law, any regulatory body or any stock exchange;
(ii)	the disclosure or use is required to vest the full benefit of this Agreement in either Party or for the Separation Activities or Handover Activities;
(iii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

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(iv)	the disclosure is made to a Tax authority in connection with the Tax affairs of the disclosing Party;
(v)

the disclosure is made to officers, directors or employees of the receiving Party to the extent there is a reasonable need of such officers, directors or employees to obtain such information (need to know) and provided such officers, directors or employees undertake to comply with confidentiality obligations broadly equivalent to those set out in this Clause 7 (Confidentiality);

(vi)

the disclosure is made to professional advisers or actual or potential financiers of either Party on terms that such professional advisers or financiers undertake to comply with confidentiality obligations broadly equivalent to those set out in this Clause 7 (Confidentiality);

(vii)

the information is or becomes publicly available (other than by breach of this Agreement or any other existing confidentiality obligation that prohibits the Party from disclosing such information to a third party);

(viii)	the other Party has given prior written approval to the disclosure or use;
(ix)	subject to applicable law and applicable competition law, in particular, the disclosure is made to an Affiliate;
(x)

the disclosure is made to a third party service provider to the extent there is a reasonable need of such third party service provider to obtain such information (need to know) and provided such third party service provider undertakes to comply with confidentiality obligations broadly equivalent to those set out in this Clause 7 (Confidentiality); or

(xi)

the disclosure is made by the statutory auditor team of a Party to the statutory auditor team of the other Party in the context of their audit duties to the extent there is a reasonable need of such statutory auditor team to obtain such information (need to know) and provided the members of the receiving auditor team undertake to comply with confidentiality obligations broadly equivalent to those set out in this Clause 7 (Confidentiality);

(xii)	the information is independently developed after the Conversion Effective Date,

provided that prior to disclosure or use of any information pursuant to Clause 7.2(i) or 7.2(iii) (Exceptions), the Party concerned shall promptly notify the other Party of such requirement with a view to providing that other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

7.3	Parties

References to “Party” in this Clause 7 (Confidentiality) include members of each of the Party’s Group.

7.4	Ringfencing of information

To the extent that in connection with provision of the services under an Intercompany Agreement it is reasonably foreseeable that it may become necessary to ringfence information provided by a service recipient to a service provider from sharing of the same by

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service employees with their employer or an Affiliate of their employer (e.g., due to the competitively sensitive nature of such information or in order to maintain confidentiality of insider information within the meaning of the MAR or the U.S. Securities Exchange Act of 1934, as amended, or the rules thereunder), the service recipient may request the service provider to use reasonable efforts to procure that such service employees enter into appropriate specific confidential disclosure agreements with the respective service provider as an agreement for the benefit of the service recipient without an own right of the service recipient to claim performance (unechter Vertrag zugunsten Dritter) (each, a “Ringfencing CDA”). The service provider and the service recipient shall agree in good faith on different or additional reasonable measures if a Ringfencing CDA would not be sufficient to necessarily ringfence information and mitigate the potential conflict of interest.

8	Tax
8.1	Stamp Duties

The Parties shall use reasonable efforts to avoid incurring stamp duties, transfer taxes or other duties or levies as a result of any transactions contemplated by this Agreement, including by appropriate structuring. Any such duties, transfer taxes or levies shall be borne by the Party which has to bear them under applicable law.

8.2	VAT
8.2.1

All amounts payable under this Agreement are each net amounts, exclusive of any VAT. If any payment under this Agreement constitutes the consideration for a taxable supply or service for VAT purposes (such supply or service being referred to as “VATable Supply”) and the provider of such VATable Supply is liable for such VAT vis-à-vis the competent Tax Authority according to applicable VAT law (or, as the case may be, the representative member of any VAT group of which it forms part), then the recipient of such VATable Supply shall – in addition to the payment of such consideration – pay an amount equal to VAT. If any FME Group entity or FSE Group entity is the recipient of a VATable Supply, FME or FSE, as the case may be, shall procure that the respective FME Group entity or FSE Group entity, as the case may be, complies with the obligation stated in Clause 8.2.1 sentence 2. The payment of the VAT shall only be due after a valid VAT invoice which complies with applicable law has been provided to the recipient of the VATable Supply. This Clause 8.2.1 shall not be affected by Clause 8.2.2 and shall rank senior to the provisions of Clause 8.2.2.

8.2.2

Where under the terms of this Agreement, one Party is liable to indemnify another Party in respect of costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other Party or the representative member of any VAT group of which it forms part, subject to that Party or the representative member using all reasonable endeavours to recover such amount of VAT as may be practicable.

8.3	Withholding Tax
8.3.1	All amounts payable under this Agreement shall be paid free and clear of any Tax Deductions, unless a Tax Deduction is required by applicable law.
8.3.2	The Parties agree to use reasonable efforts to obtain any available exemptions from, or reductions of, any Tax Deductions, including for the avoidance of doubt, the

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cooperation in the completion of any procedural formalities necessary to obtain authorisation to make a payment referred to in Clause 8.3.1 (Withholding Tax) without a Tax Deduction (including the timely filing of any relevant Tax forms). If a FME Group entity or FSE Group entity, as the case may be, is required to make a Tax Deduction, FME or FSE, as the case may be, shall procure that it complies with the obligations under Clause 8.3.2 sentence 1 (Withholding Tax).

9	Term and termination
9.1	Effective date and term

This Agreement shall become effective upon the earlier of execution by both Parties and the Conversion Effective Date and shall have a fixed term of the longer of (i) seven (7) years from the Conversion Effective Date, or (ii) as long as FSE’s interest in FME conveys significant influence over FME within the meaning of IAS 28.

9.2	No ordinary termination

During the fixed term the right of either Party to ordinary termination (termination for convenience) shall be excluded.

9.3	Survival of clauses

Expiry or termination of this Agreement shall not affect either of the Party’s accrued rights or liabilities or affect the coming into force or the continuance in force of any provision which is expressly or by implication intended to come into or continue in force on or for a certain period of time after expiry or termination (e.g., with respect to full year reporting obligations of either Party), including Clauses 2.3.3 and 2.3.4 (Shared Contracts), 2.4.2 and 2.4.3 (Tripartite Contracts), 2.5.2 and 2.5.3 (Intercompany Agreements), 2.6 (Employees), 3 (Trademark Licence Agreement), 6 (Documents, data and reporting), 6.4 (Confidentiality), 8 (Tax), 9.3 (Survival of Clauses), 10 (Liability), and 11.3 (Miscellaneous).

10	Liability
10.1	Unlimited liability
10.1.1

Either Party shall be liable to the other Party in connection with this Agreement in accordance with statutory law without limitation for all damages which have been caused by wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by that Party, its legal representative or vicarious agent.

10.1.2

Furthermore, either Party shall be liable to the other Party in connection with this Agreement for any negligent (fahrlässig) other than gross negligence (grobe Fahrlässigkeit) breach of contractual obligations which are essential as their fulfilment is necessary for the proper performance of this Agreement and on the fulfilment of which the other Party may typically rely (regelmäßig vertrauen darf).

10.2	Limited liability
10.2.1	If a Party is liable pursuant to Clause 10.1.2 (Unlimited Liability), its liability shall be limited to the foreseeable damage typically occurring under this Agreement.
10.2.2	If a Party is liable pursuant to Clause 10.1.2 (Unlimited Liability) and Clause 10.2.1 (Limited Liability) its aggregate liability per Contract Year shall not exceed a

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maximum of EUR ten million (10,000,000) under this Agreement in the Contract Year in which the damage or loss was caused.

10.2.3	Any other liability of a Party shall be excluded.
10.2.4	The above exclusions and limitations of liability shall not apply in the event of injury to life, body or health, in case of a warranty (Garantie) or fraud (arglistige Täuschung).
10.2.5	Liability under the German Product Liability Act (Produkthaftungsgesetz) shall remain unaffected.
10.2.6

As far as the liability of a Party is excluded or limited pursuant to this Clause 10.2 (Limited Liability) or Clause 10.3 (Time Limitation), this shall also apply to the liability of its legal representatives, employees and vicarious agents.

10.3	Time limitation

Any claim of a Party for breach or non-performance against the other Party in connection with this Agreement shall become time-barred in accordance with applicable laws or, if earlier, one (1) year after the asserting Party first knew or should have known of the underlying facts giving rise to such claim.

11	Affiliates, centralized loss and parent company guarantee
11.1	Affiliates
11.1.1	If this Agreement provides for an obligation of a person which is not a Party, such obligation shall be construed as obligation of
(i)	FSE to use reasonable best efforts to ensure performance of such obligation of such person, if such person is a FSE Group Company; and
(ii)	FME to use reasonable best efforts to ensure performance of such obligation of such person, if such person is a FME Group Company.

For clarity: A person, which is not a Party, shall not have any obligation under this Agreement.

11.1.2

If this Agreement provides for a right of a person which is not a Party, such person shall be third party beneficiary without an own right to claim performance (unechter Vertrag zugunsten Dritter) and only

(i)	FSE shall have a right to claim performance, if the relevant person is a FSE Group Company; and
(ii)	FME shall have a right to claim performance, if the relevant person is a FME Group Company.
11.1.3	If this Agreement provides for an agreement of a person which is not a Party, such agreement shall be construed as an obligation of
(i)	FSE to use reasonable best efforts to ensure that such person so agrees, if such person is a FSE Group Company; and
(ii)	FME to use reasonable best efforts to ensure that such person so agrees, if such person is a FME Group Company.

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11.2	Centralized loss
11.2.1	The Parties agree that
(i)

FSE shall procure that no FSE Group Company brings any claims, including claims for damages, arising under or in connection with this Agreement, against FME or any FME Group Company without FME’s consent and that such claims shall only be brought by FSE by way of voluntary representative action (gewillkürte Prozessstandschaft), except for claims arising under or in connection with any agreement contemplated to be entered into by the Parties and/or their Affiliates in this Agreement or any such agreement so contemplated, e.g. Individual TSAs or the Insurance Brokerage Agreement;

(ii)

FME shall procure that no FME Group Company brings any claims, including claims for damages, arising under or in connection with this Agreement, against FSE or any FSE Group Company without FSE’s consent and that such claims shall only be brought by FME by way of voluntary representative action (gewillkürte Prozessstandschaft), except for claims arising under or in connection with any agreement contemplated to be entered into by the Parties and/or their Affiliates in this Agreement or any such agreement so contemplated, e.g. Individual TSAs or the Insurance Brokerage Agreement;

(iii)	any infringement of rights, damage or other impairment suffered by
(a)	an FSE Group Company under or in connection with this Agreement shall be deemed an infringement of rights, damage or other impairment of FSE; and
(b)	an FME Group Company under or in connection with this Agreement shall be deemed an infringement of rights, damage or other impairment of FME;

in each case, for this purpose; and

(iv)	any infringement of rights, damage or other impairment caused under or in connection with this Agreement by
(a)	an FSE Group Company shall be deemed an infringement of rights, damage or other impairment caused by FSE; and
(b)	an FME Group Company shall be deemed an infringement of rights, damage or other impairment caused by FME.
11.2.2

For clarity: In case of any infringement of rights, damage or other impairment caused by an FSE Group Company or an FME Group Company attributed to FSE or FME, respectively, pursuant to Clause 11.2.1(iv) (Centralized Loss), Clause 10 (Liability) shall apply for the benefit of FSE or FME, respectively.

11.2.3

A Party that is in non-compliance with Clauses 11.2.1(i) and 11.2.1(ii) (Centralized Loss) shall (regardless of fault) indemnify and hold harmless the other Party and its respective Group Companies against any loss of whatever nature incurred by them arising out of or in connection with any claims brought in non-compliance with Clauses 11.2.1(i) and 11.2.1(ii) (Centralized Loss). For the avoidance of doubt, Clause 10 (Liability) shall not apply to the preceding sentence.

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11.3	Parent company guarantee
11.3.1

FSE guarantees upon first demand (auf erstes Anfordern) for the performance of all obligations of FSE Group Companies under or in connection with Shared Contracts, Tripartite Contracts and Intercompany Agreements. (i) To the extent the liability of the applicable FSE Group Company for the performance of such FSE Group Companies’ obligations under or in connection with any Shared Contracts, Tripartite Contracts and Intercompany Agreements is limited, such limitation shall apply also to FSE as the guarantor; and (ii) if the liability of the applicable FSE Group Company for the performance of such FSE Group Companies’ obligations under or in connection with any Shared Contracts, Tripartite Contracts and Intercompany Agreements is not subject to limitations, FSE as guarantor shall be liable to the same extent as the applicable FSE Group Company and no limitation of FSE’s liability set forth in this Agreement shall be read to limit FSE’s liability under this guarantee.

11.3.2

FME guarantees upon first demand (auf erstes Anfordern) for the performance of all obligations of the FME Group Companies under or in connection with Shared Contracts, Tripartite Contracts and Intercompany Agreements. (i) To the extent the liability of the applicable FME Group Company for the performance of such FME Group Companies’ obligations under or in connection with any Shared Contracts, Tripartite Contracts and Intercompany Agreements is limited, such limitation shall apply also to FME as the guarantor; and (ii) if the liability of the applicable FME Group Company for the performance of such FME Group Companies’ obligations under or in connection with any Shared Contracts, Tripartite Contracts and Intercompany Agreements is not subject to limitations, FME as guarantor shall be liable to the same extent as the applicable FME Group Company and no limitation of FME’s liability set forth in this Agreement shall be read to limit FME’s liability under this guarantee.

12	Miscellaneous
12.1	Whole Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and (to the extent permissible by law) supersedes all prior representations or oral or written agreements between the Parties with respect to that subject matter.

12.2	Variation
12.2.1	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties. The same shall apply to any variation of this Clause 12.2.1 (Variation).
12.2.2	This Agreement may be terminated, and any of its terms and conditions may be amended or waived, without the consent of any person that is not a Party.
12.3	Publicity and public announcements

A Party must not make any public announcement or issue any circular relating to this Agreement without the prior written approval of the other Party. This does not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange, but the Party with an obligation to make an announcement or

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issue a circular shall consult with the other Party so far as is reasonably practicable before complying with such obligation.

12.4	Further assurances

Each Party shall from time to time execute such documents and perform such acts and things as any Party may reasonably require in order to give full effect to the provisions of this Agreement and the transactions contemplated by it.

12.5	Assignment

This Agreement shall be binding on and inure to the benefit of the Parties and their successors and permitted assigns. The Parties may not assign or novate all or any part of their rights or obligations under this Agreement nor any benefit arising under or out of this Agreement nor this Agreement as a whole without the prior written consent of the other Party (not to be unreasonably withheld or delayed).

12.6	Waiver

No failure of either Party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a “Right”) shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right.

12.7	Notices
12.7.1

Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be in writing (email with scan of hand-signed document sufficient, text form pursuant to section 126b of the German Civil Code (Bürgerliches Gesetzbuch) otherwise not sufficient). Any reference to “in writing” or “written” or similar expression in this Agreement shall be interpreted accordingly.

12.7.2	A Notice to FSE shall be sent to the following address, or such other person or address as FSE may notify to FME from time to time:

Address:

Fresenius SE & Co. KGaA

Else-Kröner-Str. 1

61352 Bad Homburg v. d. Höhe

Germany

Attention:

Mr. Fabian Schimmel (fabian.schimmel@fresenius.com)

and

Dr. Jan Winzen (jan.winzen@fresenius.com)

with a copy to:

Dr. Michael Leicht (michael.leicht@linklaters.com)

Linklaters LLP

Taunusanlage 8

60325 Frankfurt am Main

Germany

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12.7.3	A Notice to FME shall be sent to the following address, or such other person or address as FME may notify to FSE from time to time:

Address:

Fresenius Medical Care AG & Co. KGaA
Else-Kröner-Str. 1

61352 Bad Homburg v. d. Höhe

Germany

Attention:

Ms. Luisa Hauck (luisa.hauck@fmc-ag.com)

and

Mr. Cornelius Van Ophem (kees.vanophem@fmc-ag.com)

with a copy to:

Dr. Holger Alfes (holger.alfes@noerr.com)

Noerr Partnerschaftsgesellschaft mbB

Börsenstr. 1

60313 Frankfurt am Main

Germany

12.8	Invalidity

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any unintended gap in this Agreement. It is the explicit intent of the Parties that the severability clause in this Clause 12.8 (Invalidity) shall not be construed as a mere reversal of the burden of proof (Beweislastumkehr) but rather as a contractual exclusion of section 139 German Civil Code (Bürgerliches Gesetzbuch) in its entirety.

12.9	Counterparts

This Agreement may be entered into in any number of counterparts all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by executing any such counterpart.

12.10	Independent contractor

This Agreement does not set up or create an employer/employee relationship, a partnership of any kind, an association or trust between the Parties, each Party being individually responsible only for its obligations as set out in this Agreement and, in addition, the Parties agree that their relationship is one of independent contractors. Save where a Party is specifically authorised in writing in advance by the other Party, neither Party is authorised or empowered to act as agent for the other Party for any purpose and neither Party must on behalf of the other Party enter into any contract, warranty or representation as to any matter. Neither Party shall be bound by the acts or conduct of the other Party, save for acts or conduct which the first Party specifically authorises in writing in advance.

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12.11	Dispute Resolution
12.11.1	Amicable Resolution

The Parties shall attempt to resolve any dispute in relation to any aspect of, or failure to agree any matter arising in relation to, this Agreement (a “Dispute”) informally:

(i)	through discussion following written notification thereof by their respective Chief Financial Officers; and
(ii)

if, within fifteen (15) Business Days of the Dispute having been referred in accordance with Clause 12.11.1(i) (Amicable Resolution) no agreement has been reached, the dispute resolution process shall be deemed to have been exhausted in respect of the Dispute, and each Party shall be free to pursue the rights granted to it by this Agreement in accordance with Clause 12.12.2 (Governing Law and arbitration) in respect of such Dispute without further reference to the dispute resolution process.

12.11.2	Interim Relief

The provisions of this Clause 12.11 (Dispute Resolution) shall not prevent either Party from applying for interim relief whilst the Parties attempt to resolve a Dispute.

12.12	Governing law and arbitration
12.12.1

This Agreement and any contractual rights and obligations arising therefrom shall be exclusively governed by and construed in accordance with German law, excluding conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods (CISG). Any non-contractual rights and obligations in connection with this Agreement shall also be governed by and construed in accordance with German law.

12.12.2

The Parties shall try to settle any disputes amicably in accordance with Clause 12.11.1 (Amicable Resolution). If it is not possible to reach such an amicable settlement, all disputes arising out of or in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) without recourse to the ordinary courts of law. The arbitral tribunal shall be comprised of three members. The seat of the arbitration is Frankfurt am Main, Germany. The language of the arbitration shall be English. If mandatory law requires the issue to be decided upon by an ordinary court of law, the place of jurisdiction is Frankfurt am Main, Germany.

12.12.3

Unless the Parties agree otherwise, the Parties and their outside counsel who are involved in the arbitration shall not disclose to anyone any information concerning the arbitration, including in particular the existence of the arbitration, the names of the Parties, the nature of the claims, the names of any witnesses or experts, any procedural orders or awards, and any evidence that is not publicly available. Disclosures may nonetheless be made to the extent required by applicable law, by other legal duties, or for purposes of the recognition and enforcement or annulment of an arbitral award. No award or procedural order made in the arbitration shall be published.

- signatures on next page -

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Fresenius SE & Co. KGaA	Fresenius SE & Co. KGaA

represented by its General Partner	represented by its General Partner

Fresenius Management SE	Fresenius Management SE

/s/ Sara Hennicken	/s/ Michael Moser

(Signature)	(Signature)

SARA HENNICKEN	MICHAEL MOSER

(Name in block letters)	(Name in block letters)

Chief Financial Officer	Member of the Management Board of Fresenius Management SE (Legal, Compliance, Risk Management and ESG)(

Fresenius Medical Care AG & Co. KGaA	Fresenius Medical Care AG & Co. KGaA

represented by its General Partner	represented by its General Partner

Fresenius Medical Care Management AG	Fresenius Medical Care Management AG

/s/ Helen Giza	/s/ Martin Fischer

(Signature)	(Signature)

HELEN GIZA	MARTIN FISCHER

(Name in block letters)	(Name in block letters)

Member of the Management Board	Member of the Management Board

Signature page Group Separation Agreement

EXECUTION VERSION

Schedule 1

Definitions and Interpretation

1	Definitions

The following terms and expressions shall have the meanings set out below.

“Affiliate” shall mean an affiliated entity (verbundenes Unternehmen) pursuant to section 15 et seq. of the German Stock Corporation Act (Aktiengesetz), however with regard to FSE, limited to those subsidiaries comprising the FSE Group, and with regard to FME, limited to those subsidiaries comprising the FME Group;

“Agreement” has the meaning given to that term in the parties’ section;

“Allocation Rules” means the rules for allocation of rights and responsibilities and provisions set forth in Schedule 2.3.3 (Allocation Rules), unless otherwise agreed in respect of a specific agreement to be continued after the Conversion Effective Date;

“Beneficiary” has the meaning given to that term in Clause 4 (Investments);

“Certificate of Performance” has the meaning given to that term in Clause 2.1.4(iii)(Handover Tasks and Steps);

“Certificate of Receipt” has the meaning given to that term in Clause 2.1.5(ii) (Alignment and Handover Meetings);

“Continued Intercompany Agreements” has the meaning given to that term in Clause 2.5.1 (Continued Intercompany Agreements);

“Continued Shared Contracts” has the meaning given to that term in Clause 2.3.3 (Continued Shared Contracts);

“Continued Tripartite Contracts” has the meaning given to that term in Clause 2.4.1 (Continued Tripartite Contracts);

“Contract Year” means any period of twelve (12) months commencing on the Conversion Effective Date or an anniversary thereof;

“Conversion” has the meaning given to that term in Preamble (B);

“Conversion Effective Date” has the meaning given to that term in Preamble (B);

“De-Minimis Intercompany Agreements” has the meaning given to that term in Clause 2.5.5 (Intercompany Agreements);

“De-Minimis Amount” has the meaning given to that term in Clause 2.5.5 (Intercompany Agreements);

“Dispute” has the meaning given to that term in Clause 12.11.1 (Amicable resolution);

“Documents” has the meaning given in Clause 6.1.1 (Transfer of Documents and data);

“Effective Transfer Date” means the date on which the relevant employee’s employment relationship with the relevant transferor employing Party or Affiliate ends and is assumed by and continued with the relevant transferee employing Party or Affiliate by way of contractual agreements;

“FDT” has the meaning given to that term in Clause 2.6.1 (Employees);

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“FME” has the meaning to that term in the parties’ section (2);

“FME Continued Shared Contracts” has the meaning given to that term in Clause 2.3.2 (FME Continued Shared Contracts);

“FME Group” has the meaning given to that term in the parties’ section (2);

“FME Split Shared Contracts” has the meaning given to that term in Clause 2.3.8 (Split Shared Contracts);

“FME Third Party Consent Costs” has the meaning given to that term in Clause 2.3.2(iii) (Shared Contracts);

“FSE” has the meaning given to that term in the parties’ section (1);

“FSE Continued Shared Contracts” has the meaning given to that term in Clause 2.3.1 (FSE Continued Shared Contracts);

“FSE Group” has the meaning given to that term in the parties’ section (1);

“FSE Split Shared Contracts” has the meaning given to that term in Clause 2.3.5 (Split Shared Contracts);

“FSE Third Party Consent Costs” has the meaning given to that term in Clause 2.3.1(iii) (Shared Contracts);

“Function Employees” has the meaning given to that term in Clause 2.6.1 (Employees);

“Group Company” means in respect of (a) FSE a member of FSE Group; and (b) FME a member of FME Group;

“Handover Activities” has the meaning given to that term in Clause 2.1.1 (Implementation of Separation Activities and Handover Activities);

“Handover Plan” has the meaning given to that term in Clause 2.3.1(ii) (Handover Planning);

“Handover Personnel” has the meaning given to that term in Clause 2.1.5(iii) (Alignment and Handover Meetings);

“Handover Provider” shall mean the respective provider of the applicable handover in the Preliminary Handover Plan or Handover Plan;

“Handover Recipient” shall mean the respective recipient of the applicable handover in the Preliminary Handover Plan or Handover Plan;

“Housing Employees” has the meaning given to that term in Clause 2.6.1 (Employees);

“IFRS” has the meaning given to that term in Preamble (A);

“Intercompany Agreements” has the meaning given to that term in Clause 2.5 (Intercompany Agreements);

“Investor” has the meaning given to that term in Clause 4 (Investments);

“Loss” means any cost, expense, damage, prejudice, loss and claim;

“Non-Accepting Employee” has the meaning given to that term in Clause 2.6.3 (Employees);

“Notice” has the meaning given to that term in Clause 12.7.1 (Notices);

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“Out-of-Scope Employee” has the meaning given to that term in Clause 2.6.2 (Employees);

“Party” has the meaning given to this term in the parties’ section;

“Pension Accruals” has the meaning given to that term in Clause 2.6.3 (Employees);

“Pension Obligations” has the meaning given to that term in Clause 2.6.3 (Employees);

“Preliminary Handover Plan” has the meaning given to that term in Clause 2.1.3(i) (Handover Planning);

“Regular Reporting” has the meaning given to that term in Clause 6.3.4 (Reporting);

“Ringfencing CDA” has the meaning given to that term in Clause 7.4 (Ringfencing of information);

“Right” has the meaning given to that term in Clause 12.6 (Waiver);

“Shared Contract” has the meaning given to that term in Clause 2.3 (Shared Contracts);

“Separation Activities” has the meaning given to that term in Clause 2.1.1 (Implementation of Separation Activities);

“Split Tripartite Contracts” has the meaning given to that term in Clause 2.4.5 (Split Tripartite Contracts);

“Tax” means any federal, state or local tax within the meaning of section 3 para. 1 German Fiscal Code (Abgabenordnung), and any equivalent public imposition under non-German law;

“Tax Authority” means any federal, state or local governmental authority or other public body (including any kind of court) competent to impose any liability in respect of Taxes, responsible for the administration, imposition, collection, enforcement of any Tax or any decision upon any Tax;

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Agreement;

“Terminated Intercompany Agreements” has the meaning given to that term in Clause 2.5.4 (Terminated Intercompany Agreements);

“Terminated Tripartite Contract” has the meaning given to that term in Clause 2.4.6 (Terminated Tripartite Contract);

“Third Party” has the meaning given to that term in Clause 2.3 (Shared Contracts);

“Third Party Consent” has the meaning given to that term in Clause 2.3.1(i)(a) (Shared Contracts);

“Trademark Licence Agreement” means the trademark licence agreement concluded between Fresenius AG (as legal predecessor of FSE) and Fresenius Medical Care AG (as legal predecessor of FME, but referred to in the agreement as “Fresenius Medical Care Deutschland GmbH”), dated 27 September 1996 and effective as of 30 September 1996, in its current form as amended from time to time, including by an agreement concluded between FSE and Fresenius Medical Care AG (as legal predecessor of FME, but referred to in the agreement as “Fresenius Medical Care Deutschland GmbH”) effective as of 1 January 2016 and two tradename licence agreements concluded between Fresenius AG (as legal predecessor of FSE) and Fresenius Medical Care AG (as legal predecessor of

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FME), relating to the tradename “Fresenius USA, Inc.” (dated 1 October 1996) and the tradename “Fresenius Canada Dialysis, Inc.” (dated 30 July 1997);

“Transfer of Employees” has the meaning given to that term in Clause 2.6.1 (Employees);

“Transfer Regulations” means the Acquired Rights Directive (EC 23/2001), any legislation implementing the Acquired Rights Directive and any other legislation under the laws of any jurisdiction having the effect of automatically transferring employees’ employment on the transfer of a business or undertaking;

“Tripartite Contract(s)” has the meaning given to that term in Clause 2.4 (Tripartite Contracts);

“VAT” means any value added tax in the meaning of the Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax as amended and as implemented in local law or any kind of similar or comparable Tax in a jurisdiction outside of the European Union;

“VATable Supply” has the meaning given to that term in Clause 8.2 (VAT); and

“Working Day” means a day which is neither a Saturday, nor a Sunday, nor a public holiday (gesetzlicher Feiertag) in the state of Hesse, Germany.

2	Interpretation
2.1	Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

2.2	References to Persons and Companies

References to:

2.2.1	a person shall include any company, partnership or unincorporated association (whether or not having separate legal personality); and
2.2.2	a company shall include any company, corporation or any body corporate, wherever incorporated.
2.3	Schedules etc.

References to this Agreement shall include any Recitals, Preambles, Clauses and Schedules to it and references to Recitals, Preambles, Clauses and Schedules are to recitals, preambles, clauses of, and schedules to, this Agreement. References to paragraphs are to paragraphs of the Schedules.

2.4	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

2.5	Modification etc. of Statutes

References to a statute or statutory provision include:

2.5.1	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement; and

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2.5.2	any subordinate legislation made from time to time under that statute or statutory provision which is in force at the date of this Agreement.
2.6	Legal Terms

References to any German legal term shall, in respect of any jurisdiction other than Germany, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

2.7	Non-limiting Effect of Words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

2.8	Order of Precedence
2.8.1

If there is any conflict, apparent conflict or ambiguity in or between any of the sections of the Agreement set out below, the sections will be applied in the following order of precedence with the sections higher in the order of precedence prevailing over the sections lower in the order of precedence:

(i)	the Clauses;
(ii)	the Schedules; and
(iii)	any other document referred to in this Agreement

unless the section lower in hierarchy clearly states the section higher in hierarchy from which it deviates with an explicit reference to the section higher in hierarchy.

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Schedule 2.1.1

Separation Activities

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.1.3

Preliminary Handover Plan

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.1.4

Form of Certificate of Performance

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.1.5

Form of Certificate of Receipt

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.2

Cost Allocation Principles Separation Activities and Handover Activities

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# Cost Allocation Principles Separation Activities and Handover Activities

| General Guidelines for costs related to Project Gordian | | Cost Allocation: FSE | Cost Allocation: FME |
|---|---|---|---|
| **Costs related to the PMO and carve-out concept incl. target picture** (if not dedicated/separately requested support) | Divided equally between FSE and FME | 50% | 50% |
| **One-off and additional recurring costs - directly allocatable to FSE or FME** | Allocated to FSE and FME based on their origination | Based on their origination | Based on their origination |
| **Not directly allocatable one-off costs** | Allocated to FSE and FME based on a case by case basis | Case by case | Case by case |

| *Examples* | | FSE | FME |
|---|---|---|---|
| *EY PMO Project support* | *Divided equally between FSE and FME* | *50%* | *50%* |
| *Legal cost* | *Cost borne by contracting party* | *100% (LL)* | *100% (Noerr)* |
| *Registration Changes (Regulatory)* | *Cost borne by FME* | - | *100%* |
| *Costs due to cancellation of IC contracts* | *Divided equally or based on origination* | *Case by case* | *Case by case* |
| *External Workstream Project support* | *Divided equally or by contracting party* | *Case by case* | *Case by case* |
| *Further IT cost* | *Out of scope (regulated via Project Split; for SAP to be agreed)* | | |

Page 1

FRESENIUS FRESENIUS MEDICAL CARE

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Schedule 2.3.1

FSE Continued Shared Contracts

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.3.2

FME Continued Shared Contracts

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.3.3

Allocation Rules

1	Definitions

In this Schedule 2.3.3 (Allocation Rules), the following terms and expressions have the meanings set out below:

“Beneficiary” means the FSE or FME Group company that is not a party to the underlying Shared Contract, but receives benefits under the Shared Contract;

“Indemnified Liability” has the meaning given to that term in paragraph 2.1(a) (Exposure to contractual liability) of this Schedule 2.3.3 (Allocation Rules);

“Indemnity Claim” has the meaning given to that term in paragraph 2.1(c) (Exposure to contractual liability) of this Schedule 2.3.3 (Allocation Rules);

“PP” means past practice in the Reference Period;

“PS” means the share of spend or consumption (as appropriate) of FSE Group and FME Group under the underlying Shared Contract in the Reference Period; and

“Reference Period” means a period of twelve (12) months prior to the Conversion Effective Date, or, where a Shared Contract, Tripartite Contract or Intercompany Agreement has only been in place for a shorter period at the Conversion Effective Date, such shorter period.

2	General Allocation Rules

Unless one of the following matters is expressly addressed within paragraph 2 (Specific Allocation Rules) or the Parties otherwise explicitly agree in writing, the continuation of Shared Contracts, Tripartite Contracts and Intercompany Agreements shall be subject to the general allocation rules set out in this paragraph 2 (General Allocation Rules).

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#	Matter	Shared Contracts / Tripartite Contracts	Intercompany Agreements
1	Orders
1.1	Maximum order limits / capacity restrictions	As per contract. If not addressed for Beneficiary, PS	As per contract. If not addressed in the contract: PP
1.2	Minimum purchasing requirements / volume commitments	As per contract. If not addressed for Beneficiary, PS	As per contract. If not addressed in the contract: PP
2	Liability and indemnification
2.1	Exposure to contractual liability

(a)

FSE and FME shall irrespective of fault (verschuldensunabhängig) indemnify each other against and hold each other harmless from any liability in proportion of their respective group companies’ causation (Verursachung) of the liability (“Indemnified Liability”).

(b)

If an Indemnified Liability requires fault (Verschulden), the obligation of FSE or FME (as applicable) to indemnify the other Party shall not exist to the extent that the Indemnified Liability is not caused (verursacht) with fault (Verschulden) of FSE or FME (as applicable).

(c)

If any Third Party makes a claim, or notifies an intention to make a claim, against a Party and/or its Affiliates which may reasonably be considered likely to give rise to a liability under this indemnity (“Indemnity Claim”), Sec. 2.1(a) shall apply provided that such Party shall

As per contract

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#	Matter	Shared Contracts / Tripartite Contracts	Intercompany Agreements

(i)

without undue delay (unverzüglich), give written notice of the Indemnity Claim to the other Party, specifying the nature of the Indemnity Claim in reasonable detail;

(ii)

not, and procure that its Affiliates (as applicable) shall not, admit liability for, settle or compromise the Indemnity Claim without the prior written consent of the other Party; and

(iii)

take such action as the other Party may reasonably request to avoid, dispute, compromise or defend the Indemnity Claim or to appeal against any judgment or other adjudication made in relation to any Indemnity Claim.

2.2	Joint and several liability, suretyships etc.	Sec. 2.1 of this table shall apply accordingly. The Beneficiary shall bear all costs for suretyships etc. to the extent that it benefits from them.	As per contract
2.3	Limitation of Third Party’s liability	As per contract. If not addressed for Beneficiary, PS	N/A
2.4	Contractual penalties	Penalty owed: Sec. 2.1 of this table shall apply accordingly to compensation for penalties owed. Penalty earned:	As per contract

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#	Matter	Shared Contracts / Tripartite Contracts	Intercompany Agreements
As per contract. If not addressed for Beneficiary, PS
3	Payment
3.1	Allocation of fees, charges etc.	Reimbursement of party to contract based on actual consumption, if not paid directly by Beneficiary.	As per contract. If not addressed in the contract: PP

3	Specific Allocation Rules

Rating Agreements

FSE has entered into agreements with Moody’s Deutschland GmbH (hereinafter referred to as “Moody’s”) dated December 10, 2021, Standard & Poor’s Credit Market Services Europe Ltd. (hereinafter referred to as “Standard & Poor’s”) dated December 14, 2021 and Fitch Ratings Ltd. (hereinafter referred to as “Fitch”) dated November 24, 2021 (all agreements hereinafter referred to as “FI-Agreements”). The FI-Agreements aim to substantially reduce the rating fees in comparison to the standard price list and have been negotiated for the Fresenius Group as a whole to reach the maximum benefit for both Parties.

The FI-Agreements provide certain debt issuance volumes (defined in the respective agreement as “Issuance Threshold”, “Issuance Allowance” and “Issuance Bracket”) for a term of 3 years and are charged as depicted in the schedule below:

Agency	Debt Issuance Volume in €bn	Fee in EUR in 2022	Fee in EUR in 2023	Fee in EUR in 2024	Total Fees in EUR	Excess Fee in bps	Complex / Hybrid Fee
Moody’s	15	833,000	842,000	851,000	2,526,000	1.85	2x nominal volume
Standard & Poor s	15	800,000	828,000	856,000	2,484,000	1.46	2.00 bps

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Fitch	15	590,000	590,000	590,000	1,770,000	2.00	1.5 x nominal volume

Issuances exceeding the Debt Issuance Volume during the term as well as Hybrid issuances will be charged according to the schedule above.

Therefore and due to the fact, that the above fee split did not and will not necessarily reflect the actual debt issuances during the term of the respective FI-Agreement, the Parties agree upon the following:

1.

All debt issuances by FSE and FME which are covered by the FI-Agreements are taken into account only with relevant volumes in terms of rating fees pro-rata of their nominal value to determine the total nominal debt issuance volume during the respective calendar year.

2.

The fixed charge under the FI-Agreements, which covers all FSE and FME debt issuances up to the Debt Issuance Volume will be shared between the Parties on a pro-rata allocation of the debt issuances of FSE and FME in the respective year.

3.

In case only one Party has applicable rated debt issuance(s) and the other Party has no applicable debt issuance during the relevant year, only the Party with applicable debt issuance(s), bears all the costs related therewith in the relevant year.

4.	In case both Parties have no applicable debt issuance(s) in a calendar year, they agree to split the base fee in the relevant year evenly between each other.
5.

Corporate Finance Department of FSE and FME is responsible for monitoring the rating fees and the corresponding allocation between the Parties. FSE will disclose the total debt issuance volume of the relevant year applicable for the FI-Agreement as well as the proportion of the debt issuance attributable to the respective Party and the costs resulting thereof, which will be determined as stipulated above. The base fee invoiced to FSE by the respective rating agency according to the schedule above is treated as a prepayment and will be counted against the actual attributable costs for each Party.

6.

At the end of the term, FSE will also calculate the total debt issuance from 2022 to 2024 against the Group Issuance Threshold. Potential Excess Issuance Fees, if any, will also be allocated according to the procedure stipulated above.

This Allocation Agreement does not cover additional fees (e.g., new issuer or new program fees) which may arise for Issuer specific reasons, not covered by the fixed annual fees in the FI-Agreements. They will be cross charged by FSE on a case by case basis.

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Schedule 2.3.6

Discontinued Shared Contracts

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.3.7

FSE Split Shared Contracts

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.3.8

FME Split Shared Contracts

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.4.1

Continued Tripartite Contracts

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.4.5

Split Tripartite Contracts

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.4.6

Terminated Tripartite Contracts

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.5.1

Continued Intercompany Agreements

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.5.4

Terminated Intercompany Agreements

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 2.6.1

Function and Housing Employees Transfer

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 3

Amendments Trademark Licence Agreement

Separately filed as an exhibit to Registrant’s Form 20-F for the year ended December 31, 2023

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Annex 1

TLA Arbitration Agreement

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 4

Investments

[In accordance with the Instructions as to Exhibits to Form 20-F, this schedule has been omitted.]

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Schedule 5

Master TSA

Separately filed as an exhibit to Registrant’s Form 20-F for the year ended December 31, 2023

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Schedule 6.3.4

Regular Reporting

The specified reporting deadlines are based on FSE’s closing schedule (Abschlussterminplan) and indicate the latest possible reporting date.

Financial information	Reporting date	Reporting deadline
Development of values of assets and liabilities identified / revalued in the course of the purchase price allocation	Quarterly (31.03.; 30.06.; 30.09.; 31.12.)	Ultimo + 12 Working Days; 10:00 am CET (31.12.: Ultimo + 15)
Profit after tax attributable to FME shareholders	Quarterly (31.03.; 30.06.; 30.09.; 31.12.)	Ultimo + 12 Working Days; 10:00 am CET (31.12.: Ultimo + 15)
Consolidated statement of changes in equity (Konzern-Eigenkapitalveränderungsrechnung)	Quarterly (31.03.; 30.06.; 30.09.; 31.12.)	Ultimo + 14 Working Days; 10:00 am CET (31.12.: Ultimo + 18)
Information for the purpose of eliminating downstream deliveries	Quarterly (31.03.; 30.06.; 30.09.; 31.12.)	Ultimo + 12 Working Days; 10:00 am CET (31.12.: Ultimo + 15)

Summarized financial information pursuant to IFRS 12 B12 (b):

(i)

Current assets

(ii)

Non-current assets

(iii)

Current liabilities

(iv)

Non-current liabilities

(v)

Revenue

(vi)

Profit or loss from continuing operations

(vii)

Post-tax profit or loss from discontinued operations

(viii)

Other comprehensive income

(ix)

Total comprehensive income

	Annually (31.12.)	Ultimo + 18 Working Days; 10:00 am CET

In addition, FME will provide FSE with the information necessary for the correct inclusion of the listed information in the reporting of FSE.

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Schedule 6.3.11

Non-Financial Reporting

1	Non-financial /ESG performance targets

For the calculation of the compensation of management board members under the current compensation system:

1.1	Employee Engagement Index (EEI) for Fresenius Medical Care
1.2	Net Promoter Score as defined and reported by Fresenius Medical Care
1.3	Scope 1 and 2 Greenhouse Gas (GHG) emissions in t CO2 equivalents via Fresenius Reporting Template

ESG KPIs 1.1 and 1.2 are included in the short-term variable remuneration (Short-term Incentive – STI) of the Management Board of Fresenius Management SE and will be needed to calculate the respective target achievement for FY 2023.

ESG KPI 1.3 is included in the Long-Term Incentive Plan (LTIP) of the Management Board of FMSE and will be needed for the target achievement for FY 2023.

2	EU-Taxonomy data

The following data sheets will have to be delivered to ensure EU-Taxonomy compliant reporting on FSE level.

2.1	Fresenius EU Taxonomy reporting sheet (Excel document)
2.2	FME EU Taxonomy Consolidation file, based on FMC Legal Package sheet F20 (Excel document)

The specified reporting deadlines indicate the latest possible date for the reporting.

Non-financial information	Reporting date	Reporting deadline
Employee Engagement Index (EEI)	Annually (31.12.)	15.02. of the following year
Net Promoter Score (NPS)	Annually (31.12.)	15.02. of the following year
Greenhouse Gas (GHG) emissions Scope 1 and 2 in t CO2 equivalents via Fresenius Reporting Template	Annually (31.12.)	15.02. of the following year
EU-Taxonomy data a) Fresenius EU Taxonomy reporting sheet (Excel document) b) FMC EU Taxonomy Consolidation file, based on FMC Legal Package sheet F20 (Excel document)	Annually (31.12.)	15.02. of the following year

FME will submit indicative pre-final information as set forth above no later than 5 (five) Working Days prior to the respective reporting deadline.

In addition, FME will provide FSE with the information necessary for the correct inclusion of the listed information in the reporting of FSE.

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